EXHIBIT 21

                                SUBSIDIARIES


                                                       Name Under Which
Name                          State of Incorporation   Business is Done
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
Information Decisions, Inc.   Michigan                 Information Decisions, Inc.

Computer Graphics Corp.       Indiana                  Computer Graphics Corp.

RAM Design & Graphics Corp.   North Carolina           RAM Design & Graphics Corp.

System Constructs, Inc.       New York                 System Constructs, Inc.

SofTech Investments, Inc.     Massachusetts            SofTech Investments, Inc.

AMG Associates, Inc.          Maryland                 Inactive

Compass, Inc.                 Massachusetts            Inactive

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